UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2017

NCR CORPORATION

(Exact name of registrant specified in its charter)

Commission File Number: 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard

Duluth, GA 30096

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2017, the Board of Directors (the “Board”) of NCR Corporation (the “Company”) voted to increase the size of the Board from ten to eleven members and elected Ms. Deborah A. Farrington to the Board to serve until the next annual meeting of stockholders following her appointment and until her successor is duly elected and qualifies, or until her earlier resignation or removal. Ms. Farrington was also appointed to serve on the Audit Committee of the Board.

Ms. Farrington is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund that invests primarily in emerging software and business services companies. From 1993 to 1997, Ms. Farrington was President and Chief Executive Officer of Victory Ventures, LLC, a New York-based private equity investment firm. Also during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company that grew from $17 million to $300 million in annual revenues while she served on its board. Prior to 1993, Ms. Farrington held management positions with Asian Oceanic Group in Hong Kong and New York, Merrill Lynch & Co. Inc. and the Chase Manhattan Bank. Ms. Farrington was Lead Director and Chairman of the Compensation Committee of NetSuite, Inc., a New York Stock Exchange-listed company, until its sale to Oracle Corporation in November 2016 for $9.4 billion. Ms. Farrington is a member of the board of directors of Collectors Universe, Inc., where she is Chairperson of the Compensation Committee and a member of the Audit Committee. Ms. Farrington is also a member of the boards of directors of ConveyIQ, Crowd Twist, Inc., Host Analytics, Inc., Snagajob, Inc., and Xignite, Inc., all of which are private companies. Ms. Farrington holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization. She is a graduate of Smith College and earned an MBA from the Harvard Business School.

Effective upon appointment, Ms. Farrington became eligible to receive the standard compensation provided by the Company to its non-employee directors, as most recently disclosed in the Company’s proxy statement for its 2017 annual meeting of stockholders. There is no arrangement or understanding between Ms. Farrington and any other person pursuant to which Ms. Farrington was selected as a director, and Ms. Farrington does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board determined Ms. Farrington to be independent under the independence standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: November 28, 2017	By:	/s/ Edward Gallagher
Edward Gallagher
Senior Vice President, General Counsel and Secretary